EXHIBIT 99.1

                     Olympus Ventures Inc. Announces Merger

FORT LAUDERDALE, Fla.--Oct. 1, 1997--Olympus Ventures Inc. of Fort Lauderdale (OTC-BB:OVIS) is happy to announce a merger agreement with Rocky Mountain Crystal Water of Denver. The merger gives Rocky Mountain International LTD (OVIS/RMCW) the ability to move from the OTC-BB to AMEX.

OVIS issued 6,684,750 restricted shares of Rule 144 Legend common stock to RMCW shareholders, and will issue up to 2,500,000 restricted shares of Rule 144 Legend common stock to be exchanged in lieu of Five Million Dollars ($5,000,000). The 3,071,081 pre merger shares of Olympus Ventures stock making up the balance of the 9,755,831 outstanding shares. Full disclosure of the merger and a copy of the contract will be filed within the required reporting period.

The RMIL asset base is in excess of Twenty Million Dollars ($21,010,431) with the addition of the Five Million Dollars ($5,000,000). Roland Breton, president of Olympus Ventures Inc. stated: "With Rocky Mountain Crystal Water's existing business and future contracts this merger will be an exciting and profitable experience for all of us. Olympus Mills USA Inc. a wholly owned subsidiary of RMIL will now have the financial backing to continue its planned growth in the physical fitness market."

RMCW is a manufacturer of pure spring and premium artesian bottled drinking water and is merging with Olympus Ventures Inc. who is currently engaged in the garment industry. RMIL is focusing its direction on manufacturing, distribution and retailing bottled water and physical fitness products, which the company believes is one of the fastest growing areas in the commercial marketplace.

    CONTACT:  Rocky Mountain International LTD.
              Roland Breton, 954/565-9292
              E-mail:  ovisusa@aol.com/
              Web Page:  http://www.olympusventures.com

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